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                                                                    Exhibit 10.1


                              OASIS VENTURES, LLC
                             Post Office Row 1068
                           Larkspur, CA 94977-1068
                                (415) 455-8466



October 23, 2001

Mr. Edward L. Stern
President & CEO
Kreisler Manufacturing Corporation
5960 Central Avenue, Suite H
St Petersburg, FL 33707

Dear Mr. Stem:

     The purpose of this letter ("Financial Advisory Engagement Letter") is to set forth the terms of the engagement by Kreisler Manufacturing Corporation (the "Company") of Oasis Ventures, LLC (the "Adviser") to render financial advisory and investment banking services to the Company in connection with any possible Transaction (as defined herein). The Company and the Adviser may hereinafter also be referred to together as the "Parties" and separately as the "Party". The Adviser agrees to use reasonable good efforts in rendering these services.

     Mr. Robert S. Krupp shall perform most of the services on behalf of the Adviser and it is anticipated that the services will be supplied primarily at the offices of the Adviser, secondarily at the Company's offices, and at any other locations reasonably required by the Company and reasonably acceptable to the Adviser. The Adviser makes no representations nor warranties as to the results of its rendering of financial advisory services.

CONFIDENTIALITY
---------------

     The Adviser agrees to keep confidential all non-public information that it receives concerning the Company and any transaction and to disclose that information only with the consent of the Company, except as it is legally required or obliged to do so under applicable law.

TERM
----

     The term of this engagement (the "Term") shall be from the date hereof (the "Commencement Date") to either: i) fifteen (15) business days following the date of the Closing of any Transaction, ii) one year from the date hereof, or iii) thirty (30) days following the written notification by one Party to the other Party of the early termination of the Agreement, whichever occurs first.
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CURRENT SITUATION
-----------------

     The Company may require the financial advisory and investment banking services of the Adviser to assist it in directing the possible sale and related activities of the Company.

APPROACH
--------

     In general, the engagement shall be divided into four phases. Phase I entails generating a valuation estimate based upon Company's forecasts. Phase II involves revising and updating of an information memorandum for use in any selling process. Phase III encompasses the selling process and the negotiation of a letter of intent. Phase IV is the negotiation of definitive documents, related activities and the Closing. Due diligence is usually performed during Phases III and IV. The four phases are estimated to take three to five months to complete. The actual elapsed time may be more or less depending on various factors, including but not limited to: i) the Company's financial performance,
ii) the number of potential buyers, iii) the quality and timeliness of the Company's input and iv) the condition of the markets. The Adviser will provide guidance and oversight during all of the phases of the engagement; and personnel of the Adviser will assist in finalizing the forecast provided by the Company in Phase I. The Company will have significant responsibility for work product in Phases I and II and the due diligence process. The Adviser, along with Company's legal counsel, will have primary responsibility for Phases III and IV.

FEES AND EXPENSES
-----------------

     For providing the services hereunder, the Company agrees to pay the Adviser a non-refundable retainer fee of $65,000, payable upon signing of this Agreement; payment of the retainer fee will be credited against any Performance Fee payable hereunder.

     In the event any Transaction is completed, whether or not the Adviser is responsible for introducing the buyer to the Company, within twenty-four (24) months of the Commencement Date, the Company shall immediately prior to the closing of the Transaction (the "Closing") pay by wire transfer to the Adviser a success fee (the "Performance Fee"). The Performance Fee shall be an amount equal to 3% (three percent) of the Purchase Consideration (defined below). For purposes of calculating the Performance Fee, "Purchase Consideration" shall include the cash and debt portions of the purchase price, the fair market value (determined in accordance with Schedule I hereto) of stock, notes or other securities received by the Company or its shareholders, Company debt assumed or accepted by the purchaser, earn-out payments paid, assets or cash distributed to shareholder(s) of the Company prior to or after the Closing, and any other value received by the shareholder(s) for their Company shares; but shall be before any deductions for any Transaction expenses. Any portion of the Performance Fee relating to any earn-out payments shall be immediately due and payable when the value, if any, of any earn-out is received by the stockholders or the Company.

     For purposes of this Agreement, a "Transaction" would include the sale of a controlling interest in the Company by way of merger, sale of assets, or sale of stock, including without limitation a management or other leveraged buyout.
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     Whether or not a Transaction is completed, the Adviser shall also invoice the Company at the end of each calendar month and the Company shall pay within fifteen (15) days after the receipt of the Adviser's invoice, for all reasonable out-of-pocket business expenses incurred during the Term, including but not limited to, travel expenses (the equivalent of up to the cost of Y class airfare plus reasonable upgrades, travel to/from the airport, lodging, meals, laundry, etc.), pre-approved business entertainment, supplies, telephone, fax, postage, overnight delivery and outside research services. The Adviser shall provide adequate detail of such expenses and receipts as required by the Company in order to make the expenses fully tax deductible to the Adviser. The Company shall pay or reimburse the Adviser for any state sales/service tax, if applicable.

EARLY TERMINATION
-----------------

     Either Party may terminate this Agreement by thirty (30) days notice to the other Party. The Company may direct the Adviser to provide no services during the thirty (30) days following such notification. The Company shall be obligated to pay the Adviser promptly for all services (including travel time) performed by the Adviser prior to such notification and for travel time to return to San Francisco, California if after such notification. The Company shall reimburse the Adviser for reasonable out-of-pocket expenses (including state sales/service tax, if any) incurred by the Adviser or for which the Adviser became obligated prior to the early termination date. Early termination by the Company of the Agreement shall not relieve the Company of its obligation to pay the Adviser any Performance Fee, which would otherwise be due and payable.

FLIGHT TO INDEMNIFICATION
-------------------------

     The Company hereby agrees to indemnify, defend and hold harmless the Adviser and its shareholders, directors, agents, employees, independent contractors, successors and assigns (the "Indemnified Parties") against and from any and all claims, demands, liabilities, losses, damages, costs or expenses (including reasonable attorney's fees and reasonable fees for the Adviser's time, if required) arising out of or in any way connected with any acts or omissions in connection with this engagement of the Adviser by the Company, regardless or whether or not any such claims, demands, liabilities, losses, damages, costs or expenses were caused in whole or in part by any Indemnified Parties. The right to indemnification as set out in the preceding sentence shall not extend to any claims, demands, liabilities, losses, damages, costs or expenses arising out of the gross negligence, bad faith or wilful misconduct of any Indemnified Parties. The right to indemnification provided herein shall remain operational and in full force and effect regardless of any termination or the completion or expiration of the Agreement or the Adviser's engagement by the Company.

COMMUNICATIONS
--------------

     Any communication under the terms of this Agreement shall be sent by letter, telex, facsimile transmission or by telephone:
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In the case of the Company to:

Telephone:   (727) 347-l144
Facsimile:   (727) 347-l155
Attention:   Mr. Edward Stern, President & CEO

and in the case of the Adviser to:

Telephone:   (415) 455-8466
Facsimile:   (415) 459-6977.
Attention:   Mr. Robert S. Krupp, Managing Director

Any such notice shall be deemed to have been given as follows:

(i)    if by letter, when it is delivered
(ii) if by fax, when transmitted and full transmission has been separately notified by telephone by the transmitting party;
(iii)  if by telephone, when made.

       Please confirm that the following is in accordance with your understanding of our agreement by signing both originals, retaining one for your files and returning one signed original to me whereupon it will become a binding agreement to be governed by the laws of the State of California. The offer contained in this letter shall cease to be in effect if this letter is not executed prior to October 31, 2001.

                                                  Sincerely yours

                                                  /s/ Robert S. Krupp
                                                  -----------------------------
                                                  Robert S. Krupp
                                                  Managing Director
                                                  Oasis Ventures, LLC


Agreed: /s/ Edward L. Stern
       --------------------------------
       Edward L. Stern
       President & CEO
       Kreisler Manufacturing Corporation

Date: October 23, 2001
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                                  Schedule I

         The fair market value of stock per share shall be equal to the average closing price per share for securities used as consideration for the five trading days immediately preceding the Closing date.